Exhibit 99.01

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400-

FOR IMMEDIATE RELEASE:	January 31, 2011

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400  Fax: (630) 954-0595
E-mail: invest@genp.com

GENERAL EMPLOYMENT ENTERPRISES RECEIVES NOTICE REGARDING
NYSE AMEX CONTINUED LISTING STANDARDS

OAKBROOK TERRACE, IL, January 31, 2011 – General Employment Enterprises, Inc. (NYSE Amex: JOB) (the “Company”) today announced that on January 27, 2011, the Company received an additional deficiency letter from NYSE Amex LLC (the “Exchange”) indicating that, based on a review of publicly available information, the Company is not in compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide (the “Company Guide”) because it had stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years.

As previously announced by the Company, the Company received a deficiency letter from the Exchange on June 17, 2010 indicating that the Company was not in compliance with Section 1003(a)(i) of the Company Guide because it had stockholders’ equity of less than $2,000,000 and losses from continued operations and net losses in two out of its three most recent fiscal years.

The Company was afforded the opportunity to submit a specific plan to achieve and sustain compliance with the Exchange’s continued listing requirements, and on July 14, 2010, August 17, 2010, August 19, 2010, August 26, 2010, September 8, 2010 and September 13, 2010, the Company presented its plan and supporting documentation (the “Plan”) to the Exchange. The Company received notice from Exchange staff on September 24, 2010 indicating that the Exchange accepted the Plan and granted an extension until December 16, 2011 for the Company to regain compliance with the continued listing standards. The Company has continued its listing during the extension period, during which time the Company has been subject to periodic review by Exchange staff.

At this time, the Company is not required to submit an additional plan of compliance in connection with the deficiency identified in the January 27, 2011 letter because the Plan, as accepted by the Exchange, demonstrates the Company’s ability to regain compliance with Section 1003(a)(ii) of the Company Guide.  The Company is required, however, to submit a written update to the Exchange by no later than February 3, 2011 detailing the current status of the initiatives outlined in the Plan.  The Company also has the option to supplement the Plan by no later than February 28, 2011 to address how it intends to regain compliance with Section 1003(a)(ii) of the Company Guide.  The Company currently intends to prepare and submit a written update to the Exchange detailing the current status of the initiatives outlined in the Plan within the time frame required by the Exchange.

If the Company is not in compliance with all of the Exchange’s continued listing standards within the required time period or does not make progress consistent with the Plan during the extension period, the Exchange staff will initiate delisting proceedings as appropriate.  The Company may appeal an Exchange staff determination to initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.  There can be no assurance that the Company will be able to successfully implement the Plan and return to compliance with the Exchange’s continued listing standards within the required time period.

About General Employment

General Employment provides the following distinctive services: (a) placement services (b) temporary professional staffing services in the fields of information technology, engineering, & accounting and (c) temporary staffing in the light industrial and agricultural industry.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, General Employment’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause General Employment’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in General Employment’s annual report on Form 10-K for the fiscal year ended September 30, 2010, and in General Employment’s other filings with the Securities and Exchange Commission. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.